Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
Permitting Hong Kong Highpower Technology, Inc. to Use and Attach our Audit and
Review Report in any filing required by the SEC

We hereby consent to the use, in this Amendment No. 1 to the Registration Statement on Form S-1 (Registration No. 333-147355) of our report dated July 14, 2007 except as to Note 18, as to which the date is January 21, 2008 on the financial statements of Hong Kong Highpower Technology Company Limited as of and for the years ended December 31, 2004, 2005 and 2006 and to the reference of our firm as "Experts" under the ‘Experts’ caption, which, insofar as applicable to our firm means accounting experts.

HONG KONG,	/s/ Dominic K. F. Chan & Co.
January 21, 2008	Dominic K. F. Chan & Co. Certified Public Accountants